CERTIFICATE OF AMENDMENT TO
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             WHERIFY WIRELESS, INC.

      William B. G. Scigliano hereby certify that:

      1. He is the Chief Executive Officer and Secretary of Wherify Wireless, Inc., a California corporation (the "CORPORATION").

      2. Article I of the Amended and Restated Articles of Incorporation of this Corporation is hereby amended in full to read as follows:

                                   "ARTICLE I

            The name of this corporation is Wherify California, Inc."

      3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

      4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has one class of stock outstanding, Common Stock. The total number of outstanding shares of Common Stock of this Corporation is 1,000. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares of Common Stock.

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      The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.


Dated as of:  July 27, 2005
                                        ----------------------------------------
                                        William B. G. Scigliano
                                        Chief Executive Officer and Secretary